Filed Pursuant To Rule 433

Registration No. 333-174640

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currencySHARES®	RYDEX SGI

Exclusive Rydex|SGI	Event Details
	Date:	Tuesday, September 13
	Time:	8:15 a.m.

Event at the NYSE

Join Rydex|SGI for breakfast and commentary on today’s growth opportunities in China, the outlook for the renminbi, the importance of currency as an asset class and the benefits of a “pure” currency product structure. We will also be sharing ideas on our newest CurrencyShares® product—CurrencyShares® Chinese Renminbi Trust (FXCH).

	Location:	The New York Stock Exchange 2 Broad Street Entrance (Security checkpoint located at corner of Wall & Broad Streets) Please be prepared to show a government-issued photo ID

Agenda
8:15 a.m.	Arrival at NYSE Security Checkpoint

8:30 a.m.	Breakfast

9:00 a.m.	Growth Opportunities in China, and Currency as an Asset Class—Tony Davidow / Rydex|SGI

10:00 a.m.	Tour of NYSE (optional)

This is an exclusive, limited-space event. All attendees must be on the guest list and have a government-issued photo ID to pass through NYSE security.

R.S.V.P. by Thursday, September 8 to Shannon Pearce, 301.296.5534 or spearce@sg- investors.com.

CurrencyShares are subject to risk factors which include domestic and foreign interest rates, national debt and trade deficits and domestic and foreign inflation. The risks associated with each of the CurrencyShares products are not identical because of the differences in the economies underlying each product. Before investing you should carefully read the relevant prospectus prior to making an investment decision.

CurrencyShares® Chinese Renminbi Trust (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest in shares of the Trust, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 800.820.0888.

CurrencyShares® is a registered trademark of Rydex Holdings, LLC. Rydex Specialized Products. LLC, d/b/a Rydex|SGI, is the sponsor of each of the CurrencyShares Trusts. Rydex Distributors, Inc., an affiliate of Rydex|SGI, is the distributor of each of the CurrencyShares Trusts.

Attendance is limited to financial professionals only.